Exhibit 10.3

MAMA’S CREATIONS, INC.

2021 INCENTIVE STOCK AND AWARD PLAN

Performance Stock Unit Award Agreement

Mama’s Creations, Inc. (the “Company”), pursuant to its 2021 Incentive Stock and Award Plan (as amended and restated from time to time, the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:

Target Number of Performance Stock Units:

Maximum Number of Performance Stock Units:

Grant Date:

Performance Period:

Vesting Schedule:	The number of Units determined in accordance with Exhibit A to have been earned as of the end of the Performance Period will vest* [on the date the People & Compensation Committee certifies such performance results, which shall be no later than [_____]] [on ___________], subject to earlier vesting or termination as provided in the attached Terms and Conditions

Performance Goals:	See Exhibit A

* Assumes your service has been continuous from the Grant Date to the vesting date.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Performance Stock Units.

PARTICIPANT:	MAMA’S CREATIONS, INC.

By:
Title:

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MAMA’S CREATIONS, INC.

2021 Incentive Stock and Award Plan

Performance Stock Unit Award Agreement

Terms and Conditions

1. Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and [___]% of the Target Number of Units, but may not exceed the Maximum Number of Performance Stock Units specified on the cover page of this Agreement. Each Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2. Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive shares in settlement of any Units under this Agreement shall be subject to forfeiture except to extent the Units have been earned and thereafter vest as provided in Sections 4 and 5.

3. No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until shares are issued to you in settlement of earned and vested Units as provided in Section 5.

4. Vesting and Forfeiture of Units. The Units shall vest at the earliest of the following times and to the degree specified.

(a) Scheduled Vesting. The number of Units that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest on the Scheduled Vesting Date[s], so long as your service has been continuous from the Grant Date to the Scheduled Vesting Date. For these purposes, the “Scheduled Vesting Date[s]” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, and (ii) the number of Units that have been earned during the Performance Period as determined in accordance Exhibit A.

(b) Disability. If your service terminates by reason of your Disability prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Exhibit A if your Service had been continuous until the Scheduled Vesting Date. The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to have been earned by a fraction whose numerator is the number of days during the Performance Period prior to your employment termination date and whose denominator is the number of days in the Performance Period.

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(c) Death. If your service terminates by reason of your death prior to the Scheduled Vesting Date, then you will be entitled to have vest on the date your service terminates a pro rata portion of the Target Number of Units specified on the cover page of this Agreement. The pro rata portion shall be determined in the same manner as provided in Section 4(b) above.

(d) Change in Control. If a Change in Control occurs while you continue to be a service provider and during the Performance Period, the Performance Period shall end immediately, and the number of Units earned shall be fixed based on performance to that date. If the Units remain outstanding and are assumed by the Company’s successor following the Change in Control, the Units shall cease being subject to performance vesting, but shall remain subject to service-based vesting over the remainder of the applicable Performance Period (and, for avoidance of doubt, if they are not assumed by the Company’s successor or do not remain outstanding, the Units will vest on the date of the Change in Control and will be paid out on the date of the closing of the Change in Control).

(e) Other Agreements or Plans. Unvested Units shall also vest as provided in any separate employment (or similar) agreement or severance plan to which you are a party or a participant.

(f) Forfeiture of Unvested Units. To the extent any of Sections 4(a) through (e) is applicable to this Award, any Units that do not vest on the applicable vesting date as provided therein shall immediately be forfeited. If your employment terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Sections 4(b) through (e), all unvested Units shall immediately be forfeited.

5. Settlement of Units. As soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following the vesting date), the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one share in payment and settlement of each vested Unit. Delivery of the shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements as provided in the Plan, and shall be in complete satisfaction and settlement of such vested Units. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of shares as provided herein.

6. Tax Consequences and Withholding. No shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the shares. You hereby authorize the Company to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations.

7. No Right to Continued Service. This Agreement does not give you a right to continued service with the Company or any affiliate, and the Company or any such affiliate may terminate your service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

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8. Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. If there is any conflict between this Agreement or the Plan and any separate employment (or similar) agreement or severance plan to which you are a party or a participant, the provisions of the other agreement or plan will govern.

9. Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

10. Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11. Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

12. Recoupment of Incentive Compensation. Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company (including, but not limited to, a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement).

13. Electronic Delivery and Acceptance. The Company may deliver any documents related to this Performance Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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EXHIBIT A

PERFORMANCE GOALS